Exhibit (d)(2)

TENDER AND SUPPORT AGREEMENT

TENDER AND SUPPORT AGREEMENT (this “Agreement”), dated as of December 9, 2008, by and among GCP REIT II, a Maryland real estate investment trust (together with certain of its affiliates, “Purchaser”), GCP Sunshine Acquisition, Inc., a Delaware limited liability company and direct, wholly owned subsidiary of Purchaser (“Merger Sub”) and the Persons listed on Annex I hereto (each referred to herein as a “Securityholder”).

WHEREAS, as of the date hereof, each Securityholder is the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of the number of shares of common stock (“Company Common Stock”) of American Land Lease, Inc., a Delaware corporation (the “Company”) and/or partnership units (“OP Units”) of Asset Investors Operating Partnership, L.P., a Delaware limited partnership (“AIOP”) set forth opposite the Securityholder’s name on Annex I (all such shares and OP Units, together with any shares of Company Common Stock and OP Units that are hereafter issued to or otherwise acquired or owned by any Securityholder prior to the termination of this Agreement being referred to herein as the “Subject Shares” and the “Subject Units,” respectively, and, collectively, as the “Subject Securities”); provided that Company Stock Options beneficially owned by the Securityholders as of the date hereof (“Subject Options”) shall not be considered Subject Shares prior to their exercise, and shares of Company Common Stock issued upon exercise of Subject Options shall be considered Subject Shares);

WHEREAS, as a condition to their willingness to enter into the Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), by and among Purchaser, Merger Sub, the Company and AIOP, Purchaser and Merger Sub have required that each Securityholder, and in order to induce Purchaser and Merger Sub to enter into the Merger Agreement each Securityholder (only in such Securityholder’s capacity as a holder of the Subject Securities) has agreed to, enter into this Agreement; and

WHEREAS, capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, the parties hereto agree as follows:

ARTICLE 1

AGREEMENT TO TENDER

Section 1.01. Agreement to Tender. Unless this Agreement shall have been terminated in accordance with its terms, each Securityholder shall validly tender or cause to be tendered in the Offer all of such Securityholder’s Subject Shares pursuant to and in accordance with the terms of the Offer. As promptly as practicable, but in any event no later than five Business Days after receipt by such Securityholder of all documents or instruments required to be delivered pursuant to the terms of the Offer, including but not limited to the letter of transmittal, each Securityholder shall (i) deliver to the depositary designated in the Offer (the “Depositary”) (A) a letter of transmittal with respect to its Subject Shares complying with the terms of the Offer, (B) a certificate or certificates representing such Subject Shares or an “agent’s message” (or such other evidence, if any, of transfer as the Depositary may reasonably request) in the case of a book-entry transfer of any uncertificated Subject Shares and (C) all other documents or instruments required to be delivered by other stockholders of the Company pursuant to the terms of the Offer and/or (ii) instruct its broker or such other Person that is the holder of record of any Subject Shares beneficially owned by such Securityholder to tender such Subject Shares pursuant to and in accordance with the terms of the Offer. Each Securityholder agrees that, once its Subject Shares are tendered, such Securityholder will not withdraw any of such Subject Shares from the Offer, unless and until (i) the Offer shall have been terminated by Merger Sub in accordance with the terms of the Merger Agreement or (ii) this Agreement shall have been terminated in accordance with its terms.

Section 1.02. Subject Units. Unless this Agreement shall have been terminated in accordance with its terms, each Securityholder shall tender or cause to be tendered pursuant to the OP Offer all of such Securityholder’s Subject Units in exchange for the Offer Price.

Section 1.03. Merger Consideration. Any amount of merger consideration paid for each share of Company Common Stock in excess of the Offer Price must be paid, promptly after the Effective Time, to each Securityholder in respect of such Securityholder’s Subject Securities.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF THE SECURITYHOLDERS

Each Securityholder hereby represents and warrants to Purchaser and Merger Sub as follows:

Section 2.01. Organization. Such Securityholder, if not an individual, is a corporation, partnership, limited liability company, trust or other entity, is duly organized and validly existing and in good standing under the laws of the jurisdiction of its organization.

Section 2.02. Authorization. Such Securityholder has all necessary power and authority and legal capacity to execute and deliver this Agreement, and to perform its obligations hereunder.

Section 2.03. Due Execution and Delivery. This Agreement has been duly executed and delivered by such Securityholder and constitutes a valid and legally binding obligation of such Securityholder, enforceable against such Securityholder in accordance with its terms. If such Securityholder is married and any of the Subject Securities constitute community property or spousal approval is otherwise necessary for this Agreement to be legal, binding and enforceable, this Agreement has been duly authorized, executed and delivered by, and constitutes the legal, valid and binding obligation of, such Securityholder’s spouse, enforceable in accordance with its terms.

Section 2.04. No Violation. (a) The execution and delivery of this Agreement by such Securityholder does not, and the performance by such Securityholder of such Securityholder’s obligations hereunder will not, conflict with, or result in any violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result by its terms in the, termination, amendment, cancellation or acceleration of any obligation or the loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or create any obligation to make a payment to any other Person under, or result in the creation of a lien or encumbrance on, or the loss of, any of the properties or assets of the Securityholder (including such Securityholder’s Subject Securities) pursuant to: (i) unless such Securityholder is an individual, any provision of its certificate of incorporation, bylaws or similar organizational documents; or (ii) any contract to which such Securityholder is a party or by which any of its properties or assets is bound or any order or Law applicable to such Securityholder or its properties or assets.

(b) No consent, approval, order, authorization or permit of, or registration, declaration or filing with or notification to, any Governmental Entity or any other Person is required by or with respect to such Securityholder in connection with the execution and delivery of this Agreement by such Securityholder or the performance by such Securityholder of its obligations hereunder, except for the filing with the SEC of any Schedules 13D or 13G or amendments to Schedules 13D or 13G and filings under Section 16 of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby.

Section 2.05. Ownership of Subject Shares; Total Shares. Such Securityholder is the beneficial owner of, and has good and marketable title to, the Subject Securities set forth opposite its name on Annex I, which constitute all of the Company Common Stock and OP Units held by such Securityholder, and are owned free and clear of any Lien and any other limitation or restriction (including any restriction on the right to vote or otherwise transfer such Subject Shares), except (a) as provided hereunder, (b) pursuant to any applicable restrictions on transfer under the Securities Act, or (c) pledges of Subject Securities that will be released in connection with the sale of such Subject Securities pursuant to the Offer or the OP Offer.

Section 2.06. Voting Power. Such Securityholder has full voting power, with respect to its Subject Securities, and full power of disposition, full power to issue instructions with respect to the matters set forth herein and full power to agree to all of the matters set forth in this Agreement, in each case, with respect to all of its Subject Securities. None of such Securityholder’s Subject Securities are subject to any voting trust or other agreement or arrangement with respect to the voting of such shares, except as provided hereunder.

ARTICLE 3

ADDITIONAL COVENANTS OF THE SECURITYHOLDERS

Each Securityholder hereby covenants and agrees as follows:

Section 3.01. Voting of Subject Shares.

(a) At every meeting of the stockholders of the Company called, and at every adjournment or postponement thereof, such Securityholder shall, or shall cause the holder of record on any applicable record date to, vote its Subject Shares (to the extent that any of such Securityholder’s Subject Shares are not purchased in the Offer) (i) in favor of the adoption of the Merger Agreement and the transactions contemplated thereby, (ii) against (A) any agreement or arrangement related to any Takeover Proposal, (B) any liquidation, dissolution, recapitalization, extraordinary dividend or other significant corporate reorganization of the Company or any of its Subsidiaries or (C) any other transaction the consummation of which would reasonably be expected to impede, interfere with, prevent or materially delay the Offer or the Merger or that would reasonably be expected to dilute materially the benefits to Purchaser of the transactions contemplated by the Merger Agreement and (iii) in favor of any other matter necessary for consummation of the transactions contemplated by the Merger Agreement, which is considered at any such meeting of stockholders, and in connection therewith to execute any documents reasonably requested by Purchaser that are necessary or appropriate in order to effectuate the foregoing.

(b) In order to secure the performance of such Securityholder’s obligations under this Agreement, by entering into this Agreement, such Securityholder hereby irrevocably grants a proxy appointing such Persons as Purchaser designates as such Securityholder’s attorney-in-fact and proxy, with full power of substitution, for and in its name, to vote, express consent or dissent, or otherwise to utilize such voting power in the manner contemplated by Section 3.01(a) above as such attorney-in-fact and proxy, in its sole discretion, deems proper with respect to such Securityholder’s Subject Shares. The Securityholder hereby affirms that the proxy set forth in this Section 3.01(b) is given in connection with the execution of the Merger Agreement and affirms that such proxy is coupled with an interest and may not be revoked, except that such proxy shall be revoked automatically, without any notice or other action by any Person, upon termination of this Agreement in accordance with its terms. Such Securityholder hereby revokes any and all previous proxies granted with respect to its Subject Shares. The parties acknowledge and agree that neither Purchaser, nor any of its successors, assigns, affiliates, subsidiaries, employees, officers, directors, stockholders, agents or other representatives, shall owe any duty or incur any liability to the Securityholders in connection with or as a result of any exercise of the proxy granted to Purchaser pursuant to this Section 3.01(b).

(c) Such Securityholder shall retain at all times the right to vote such Securityholder’s Subject Shares in such Securityholder’s sole discretion and without any other limitation on those matters other than those set forth in Section 3.01(a) and Section 3.01(b) above that are at any time or from time to time presented for consideration to the Company’s stockholders generally.

Section 3.02. No Inconsistent Arrangements. Except as provided hereunder or under the Merger Agreement, such Securityholder shall not, directly or indirectly, (i) create or permit to exist any Lien on any of its Subject Securities, except for pledges of Subject Securities that will be released in connection with the sale of such Subject Securities pursuant to the Offer or the OP Offer, (ii) enter into any contract with respect to any transfer of such Subject Securities or Subject Options, or any interest therein, (iii) grant or permit the grant of any proxy, power of attorney or other authorization in or with respect to such Subject Securities or Subject Options (iv) deposit or permit the deposit of such Subject Securities or Subject Options, into a voting trust or enter into a voting agreement or arrangement with respect to such Subject Securities or (v) take or permit any other action that would in any way restrict, limit or interfere with the performance of its obligations hereunder or the transactions contemplated hereby or otherwise make any representation or warranty of such Securityholder herein untrue or incorrect; provided that the actions described in clauses (i) and (ii) above shall be permitted hereunder in the event such action is (A) imposed by applicable Law or required pursuant to this Agreement, or (B) a result of any donative transfer to any immediate family member of the Securityholder, any charity to which the Securityholder wishes to contribute and/or any entity controlled by such family member or charity, or a trust, including, but not limited to, a charitable remainder trust, for the exclusive benefit of the Securityholder, any immediate family member of the Securityholder, any charity to which the Securityholder wishes to contribute and/or any entity controlled by such trusts; provided further that prior to such transfer, the transferee shall agree in writing to be bound by the terms hereof (a copy of which written agreement shall promptly be provided to Purchaser) and such transfer shall not relieve the Securityholder of any of its obligations hereunder.

Section 3.03 No Groups. Such Securityholder agrees that it shall not, and shall cause each of its affiliates not to, become a member of a “group” (as that term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder) that it is not currently a part of and that has been disclosed in a filing on Schedule 13D prior to the date hereof (other than as a result of entering into this Agreement) with respect to any shares of Company Common Stock, Company Options or any other voting securities of the Company for the purpose of opposing or competing with the transactions contemplated by the Merger Agreement.

Section 3.04. No Exercise of Appraisal Rights. Such Securityholder agrees not to exercise any appraisal rights or dissenter’s rights in respect of its Subject Shares that may arise with respect to the Merger.

Section 3.05. Documentation and Information. Such Securityholder (i) consents to and authorizes the publication and disclosure by Purchaser of its identity and holding of Subject Securities, the nature of its commitments and obligations under this

Agreement (including, for the avoidance of doubt, the disclosure of this Agreement) and any other information, in each case that Purchaser reasonably determines is required to be disclosed by applicable Law in any press release, the Offer Documents or any other disclosure document in connection with the Offer, the Merger and any transactions contemplated by the Merger Agreement and (ii) agrees promptly to give to Purchaser any information it may reasonably require for the preparation of any such disclosure documents. Such Securityholder agrees to promptly notify Purchaser of any required corrections with respect to any written information supplied by it specifically for use in any such disclosure document, if and to the extent that any shall have become false or misleading in any material respect.

Section 3.06. Commercially Reasonable Efforts. Each Securityholder shall use all commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to carry out the intent and purposes of this Agreement.

Section 3.07. Resignations. Each Securityholder who is also a director of the Company hereby agrees not to resign his position as a member of the Board of Directors of the Company until the earlier of the Acceptance Time or the Effective Time.

Section 3.08. Considine Provisions. In consideration of the Purchaser entering into the transactions described in this Agreement and in the Agreement and Plan of Merger and performing its obligations hereunder and thereunder, Mr. Terry Considine (“Mr. Considine”) hereby agrees that (a) during a period from the date of this Agreement to and including the first anniversary of the date of this Agreement, Mr. Considine, in his individual capacity, shall not induce or attempt to induce any senior management employee of the Company to leave the employ of the Company, or in any way interfere with the relationship between the Company and any of its senior management employees and (b) the waiver dated August 11, 2000 of the ownership limitation contained in the Company’s Constituent Documents as it applies to Mr. Considine shall be revoked at the earlier of the Acceptance Time or the Effective Time.

ARTICLE 4

MISCELLANEOUS

Section 4.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given, (i) if to Purchaser, Merger Sub or the Company, in accordance with the provisions of the Merger Agreement and (ii) if to any Securityholder, to it c/o the Company, in accordance with the provisions of the Merger Agreement, or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to each other party hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.

Section 4.02. Termination. This Agreement shall terminate automatically, without any notice or other action by any Person, upon the earlier of (i) the termination of the Merger Agreement in accordance with its terms and (ii) the Effective Time. Each Securityholder shall have the right to terminate this Agreement immediately following (A) any change in the nature of the consideration payable in the Offer or the Merger, (B) any decrease in consideration payable in the Offer or the Merger or (C) any increase in the consideration payable to holders of Subject Shares that is not made equally available to holders of all shares of Company Common Stock and OP Units. Notwithstanding the foregoing, nothing set forth in this Section 4.02 or elsewhere in this Agreement shall relieve either party hereto from liability, or otherwise limit the liability of either party hereto, for any breach of this Agreement.

Section 4.03. Survival of Representations and Warranties. The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time.

Section 4.04. Amendments and Waivers. Any provision of this Agreement may be amended or waived if such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 4.05. Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

Section 4.06. Binding Effect; Benefit; Assignment. The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any person other than the parties hereto and their respective successors and assigns. No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto, except that each of Purchaser and Merger Sub may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to one or more of its Affiliates or Subsidiaries at any time; provided, that such transfer or assignment shall not relieve Purchaser or Merger Sub of any of its obligations hereunder.

Section 4.07. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such state.

Section 4.08. Jurisdiction. The parties hereto agree that any legal proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal court located in the State of Delaware or any Delaware state court, and each of the parties hereby irrevocably consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such legal proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 4.01 shall be deemed effective service of process on such party.

Section 4.09. Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 4.10. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by each other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 4.11. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to its subject matter.

Section 4.12. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Entity to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 4.13. Specific Performance. The parties hereto agree that each of Purchaser and Merger Sub would be irreparably damaged if for any reason any Securityholder fails to perform any of its obligations under this Agreement, and that each of Purchaser and Merger Sub would not have an adequate remedy at law for money damages in such event. Accordingly, each of Purchaser and Merger Sub shall be entitled to specific performance and injunctive and other equitable relief, without the requirement to post bond, to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court located in the State of Delaware or any Delaware state court, in addition to any other remedy to which they are entitled at law or in equity.

Section 4.14. Securityholder Capacity. Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall (or shall require the Securityholder to attempt to) limit or restrict any Securityholder who is a director or officer of the Company from acting in such capacity (it being understood that this Agreement shall apply to such Securityholder solely in the Securityholder’s capacity as a stockholder of the Company or unitholder of AIOP).

[SIGNATURE PAGE FOLLOWS]

The parties are executing this Agreement on the date set forth in the introductory clause.

GCP REIT II

By:	/s/ James R. Goldman
Name:	James R. Goldman
Title:	President

GCP SUNSHINE ACQUISITION, INC.

By:	/s/ James R. Goldman
Name:	James R. Goldman
Title:	President

/s/ Terry Considine
Terry Considine

TITAHOTWO LIMITED PARTNERSHIP, RLLLP

By:	/s/ Terry Considine
Terry Considine
General Partner

Signature Page to

Tender and Support Agreement

TITAHO LIMITED PARTNERSHIP, RLLLP

By:	Timothy M. Considine, Trustee for its General Partner Terry Considine 1998 April Trust

By:	/s/ Timothy M. Considine
Timothy M. Considine,
Trustee

/s/ Thomas L. Rhodes
Thomas L. Rhodes

/s/ Bruce D. Benson
Bruce D. Benson

/s/ Bruce E. Moore
Bruce E. Moore

Signature Page to

Tender and Support Agreement

ANNEX I

Securityholder	Shares*	OP Units	Subject Options
Terry Considine	76,578	262,331
Titahotwo Limited Partnership, RLLLP[1]	342,197	27,765	473,639
Titaho Limited Partnership, RLLLP[2]	201,090
Thomas L. Rhodes	92,328	170,979	58,400
Bruce D. Benson	151,740	81,928	64,256
Bruce E. Moore	95,028	25,355

*	Includes Company Common Stock subject to restrictions and forfeiture.
[1]	Terry Considine may be deemed to be the beneficial owner of the Subject Securities of Titahotwo Limited Partnership, RLLLP
[2]	Terry Considine may be deemed to be the beneficial owner of the Subject Securities of Titaho Limited Partnership, RLLP